EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements on Form S-3 (No.333-263117 and 333-276787) of Olema Pharmaceuticals, Inc. and
(2)
Registration Statements on Form S-8 (No. 333-250209, 333-254403, 333-263114, and 333-270413) pertaining to the 2014 Stock Plan, 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and the 2022 Inducement Plan of Olema Pharmaceuticals, Inc.

of our report dated March 11, 2024, with respect to the consolidated financial statements of Olema Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Olema Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Iselin, New Jersey

March 11, 2024